News Release From Lifeline Systems, Inc.

FOR IMMEDIATE RELEASE
Contact: Dennis Hurley SVP, Finance/CFO (508) 988-1382 Email: dhurley@lifelinesys.com

Lifeline Systems Reports 20 Percent Increase

in First Quarter Net Income

Service Revenues Are Up 16 Percent; Total Revenues Grow 8 Percent

FRAMINGHAM, Mass. – April 15, 2003 – Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, today announced its financial results for the first quarter ended March 31, 2003.

Lifeline reported net income for the first quarter of 2003 of $1.8 million, or $0.27 per diluted share, an increase of 20 percent from $1.5 million, or $0.23 per diluted share, for the first quarter of 2002. Total revenues for the first quarter grew 8 percent to $26.8 million, from $24.9 million a year earlier. Service revenues rose 16 percent year-over-year, from $18.4 million to $21.4 million, and service gross margins increased from 42 percent to 45 percent. The 18 percent decline in hardware revenues from $6.2 million to $5.1 million was on plan, reflecting Lifeline’s gradual shift away from selling its personal response systems in favor of service revenues. This decline was partially offset by modest gains from the Company’s new Senior Living initiative, where Lifeline is developing a specialty marketing campaign promoting its personal response platform as a superior alternative to pull cord systems for eldercare residential facilities being constructed or renovated.

“Our Company’s strong first quarter results are consistent with our recurring revenue business model,” said Ron Feinstein, president and chief executive officer. “As planned, service revenues grew at a faster pace than the rest of the Company, accounting for 80 percent of total revenues in the first quarter of 2003 compared with 74 percent in the first quarter of 2002. It is particularly noteworthy that

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Lifeline Systems Reports 20 Percent Increase in First Quarter Net Income

first quarter service gross margins, which increased by 23 percent year-over-year from $7.8 million to $9.5 million, grew faster than service revenues. This means that not only are we experiencing double-digit revenue increases in our core business, but it is becoming increasingly profitable at the same time. Lifeline is able to achieve its gains in service margins primarily through productivity and process improvements.”

At March 31, 2003, Lifeline’s cash and cash equivalents totaled $11.9 million and the Company had no capital lease or debt obligations. This compares with cash and cash equivalents at March 31, 2002 of $7.2 million and capital lease and debt obligations of $6.7 million. In addition, the Company’s Days Sales Outstanding (DSOs) improved from 41 days in the first quarter of 2002 to 36 days in the first quarter of 2003.

Comments on Outlook

“During the balance of 2003, Lifeline’s primary focus continues to be on improving service gross margins, growing service revenues and developing new subscriber growth opportunities,” Feinstein added. “We expect to achieve progress in these areas with several initiatives. Increased service margins will be achieved largely through ongoing productivity improvements in our call centers and customer service organization. Subscriber growth should benefit from a gradual ramp up of our direct marketing campaigns during the second half of the year. These campaigns are designed to increase awareness of Lifeline’s service offerings among community hospital and healthcare referral sources, to expand the Company’s outreach to a broader network of healthcare professionals and to better penetrate that network.”

“Two other highlights in the Company should be mentioned,” said Feinstein. “First, our Canadian subsidiary continues to be the fastest growing segment of the Company in terms of revenues, profitability and increases in subscribers. Second, Lifeline’s new back-up U.S. call monitoring facility is slated to open in early summer on schedule and on budget. This $4.0 million facility is designed to provide redundancy with our existing U.S. call center, provide the capabilities needed for disaster recovery and accommodate Lifeline’s anticipated future subscriber growth.”

About the First Quarter Conference Call

The financial information contained in this news release will be posted on the “News Releases” page of the Investor Relations section of Lifeline’s Web site at www.lifelinesys.com.

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Lifeline Systems Reports 20 Percent Increase in First Quarter Net Income

Lifeline will Webcast its quarterly conference call over the Internet at 9:00 a.m. ET on Wednesday, April 16. On the conference call, Lifeline management will summarize its quarterly financial results, review business and operations highlights from the quarter and discuss strategic direction and growth initiatives for the Company.

Those who wish to listen to the live Webcast should visit the Investor Relations section of the Company’s Web site at www.lifelinesys.com at least 15 minutes prior to the event and follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.

Lifeline’s first quarter conference call also can be heard live by dialing (877) 780-2271 at least five minutes prior to the call. The PIN number is 3813089. The international dial-in number is (973) 582-2737. A replay of the call will be available from 12:00 p.m. ET on Wednesday, April 16, through midnight ET Wednesday, April 23. To access the replay, dial (877) 519-4471 (US) or (973) 341-3080, (International). The PIN number is 3813089.

About Lifeline Systems, Inc.

Lifeline Systems is the leading provider of personal response services in the United States and Canada, currently serving approximately 370,000 subscribers from response centers in Massachusetts, Ontario and Quebec. The company is committed to providing reassurance and peace of mind to people who live alone and are faced with isolation and loneliness, as well as the need for emergency response. Lifeline does this by combining dedicated, well-trained people with advanced technology. For more information about Lifeline Systems visit: www.lifelinesys.com

Safe Harbor Language

This news release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, specifically those concerning the Company’s first quarter 2003 financial and operating results, are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the risk of adjustment to the Company’s quarterly financial statements upon review or audit, the risk that the Company’s new marketing initiatives in helping to grow the Company’s subscriber base will not be successful, the timing and magnitude of the transition in the Company’s revenue mix, the risks associated with the intended productivity improvements and other benefits from its CareSystem monitoring platform, the risk of not meeting the intended date of occupation of the second U.S. call center or the magnitude of the costs incurred in connection with the start-up of the new facility, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, Forms 10-Q, and other filings and releases.

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Lifeline Systems, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

	Three months ended March 31
	2003	2002
Revenues
Services	$21,427	$18,393
Net product sales	5,074	6,155
Finance and rental income	301	311

Total revenues	26,802	24,859

Costs and expenses
Cost of services	11,882	10,617
Cost of sales	1,593	1,905
Selling, general and administrative	9,850	9,271
Research and development	505	463

Total costs and expenses	23,830	22,256

Income from operations	2,972	2,603
Other income, net	57	(68)

Income before taxes	3,029	2,535
Provision for income taxes	1,211	1,014
Net income	$1,818	$1,521

Net income per weighted average share:
Basic	$0.28	$0.24

Diluted	$0.27	$0.23

Weighted average shares:
Basic	6,494	6,361

Diluted	6,703	6,709

LIFELINE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$11,874	$11,065
Accounts receivable, net of allowance for doubtful accounts	10,174	10,416
Inventories	6,130	5,457
Net investment in sales-type leases	2,157	2,220
Prepaid expenses and other current assets	1,971	2,323
Deferred income taxes	1,759	1,602

Total current assets	34,065	33,083
Property and equipment, net	32,387	31,418
Net investment in sales-type leases	4,348	4,434
Goodwill, net of accumulated amortization	7,226	7,226
Intangible assets, net of accumulated amortization	6,979	7,365
Other assets	134	134

Total assets	$85,139	$83,660

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,698	$2,341
Accrued expenses	5,327	3,332
Accrued payroll and payroll taxes	1,923	4,409
Accrued income taxes	2,414	1,691
Deferred revenues	963	877
Current portion of capital lease obligation	69	95
Product warranty and other current liabilities	288	480
Accrued restructuring and other non-recurring charges	174	310

Total current liabilities	12,856	13,535
Deferred income taxes	7,230	7,251
Long term portion of capital lease obligation and other non-current liabilities	78	81

Total liabilities	20,164	20,867
Commitments and contingencies
Stockholders' equity:
Common stock, $0.02 par value, 20,000,000 shares authorized, 7,136,523 shares issued at March 31, 2003 and 7,101,227 shares issued at December 31, 2002	143	142
Additional paid-in capital	24,226	23,869
Retained earnings	45,394	43,576
Less: Treasury stock at cost, 621,089 shares at March 31, 2003 and December 31, 2002	(4,556)	(4,556)
Accumulated other comprehensive loss-cumulative translation adjustment	(232)	(238)

Total stockholders' equity	64,975	62,793

Total liabilities and stockholders' equity	$85,139	$83,660